UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2024

INRAD OPTICS, INC.

(Exact name of registrant as specified in its charter)

New Jersey	000-11668	22-2003247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Legrand Avenue, Northvale, NJ	07647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  201-767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On April 8, 2024, Inrad Optics, Inc., a New Jersey corporation (“Inrad” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Luxium Solutions, LLC, a Delaware limited liability company (“Parent”), and Indigo Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), providing for the acquisition of the Company by Parent. Pursuant to the terms of the Merger Agreement, Merger Sub will, at the closing of the transactions contemplated by the Merger Agreement, merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

Prior to the execution of the Merger Agreement, the Board of Directors of the Company (the “Board”) unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and (iii) resolved to recommend the approval and adoption of the Merger Agreement by the stockholders of the Company (the “Company Board Recommendation”).

Pursuant to the Merger Agreement, each share (a “Share”) of common stock of the Company, par value $0.01 per share (the “Common Stock”) (other than Cancelled Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) shall be automatically converted into the right to receive $1.10 in cash (the “Per Share Merger Consideration”), without interest, payable to the holder thereof upon surrender of such Shares in the manner provided in the Merger Agreement.

At the Effective Time, each option to purchase Shares (each, a “Company Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested and which has a per share exercise price that is less than the Per Share Merger Consideration (each, an “In the Money Option”), will be cancelled and converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the Per Share Merger Consideration exceeds the exercise price per Share of such In-the-Money Option and (ii) the total number of Shares subject to such In-the-Money Option, net of applicable withholding. At the Effective Time, each Company Option that is not an In-the-Money Option shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor.

In connection with the Merger Agreement, on April 8, 2024, the Company entered into a Conversion and Cancellation Agreement (the “Conversion Agreement”) with Parent, Clarex Limited (“Clarex”) and Welland Limited (“Welland” and together with Clarex, the “Noteholders”). Pursuant to the Conversion Agreement, Clarex agreed to convert the entire principal amount of its $1,500,000 Subordinated Convertible Promissory Note (as amended, supplemented, modified or restated, the “Clarex Convertible Note”), and Welland agreed to convert the entire principal amount of its $1,000,000 Subordinated Convertible Promissory Note (as amended, supplemented, modified or restated, the “Welland Convertible Note” and together with the Clarex Convertible Note, the “Convertible Notes”), at least five business days prior to the record date for the Company stockholder meeting to approve and adopt the Merger Agreement. The Clarex Convertible Note will convert pursuant to its terms into 1,500,000 Shares and warrants to purchase 1,125,000 Shares (the “Clarex Warrants”) at an exercise price of $1.35 per share, and the Welland Convertible Note will convert pursuant to its terms into 1,000,000 Shares and warrants to purchase 750,000 Shares (the “Welland Warrants” and together with the Clarex Warrants, the “Noteholder Warrants”) at an exercise price of $1.35 per share. Pursuant to the Conversion Agreement, all interest then outstanding under the Convertible Notes on the date of conversion will be paid to the Noteholders in cash. Upon such conversions, neither the Company nor the Noteholders shall have any further rights, obligations or duties under the Convertible Notes. Pursuant to the Conversion Agreement, the Noteholder Warrants shall be cancelled and terminated effective immediately prior to the Effective Time; provided however, such cancellation and termination shall not be effective unless the closing of the Merger occurs.

The consummation of the Merger is not subject to any financing condition.

The Merger Agreement contains customary representations and warranties of the Company, Parent and Merger Sub. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of the Company and its subsidiaries between signing and closing, public disclosures and other matters.

The consummation of the transactions contemplated by the Merger Agreement is subject to the fulfillment or waiver (if permitted by law) of certain customary closing conditions, including, without limitation, (i) the absence of any law, injunction or order enacted, entered, promulgated, or enforced by any governmental entity which prohibits, enjoins or makes illegal the consummation of the Merger and the transactions contemplated by the Merger Agreement, (ii) obtaining the affirmative vote of a majority of the votes cast by the holders of the outstanding Shares entitled to vote in favor of the approval and adoption of the Merger Agreement (the “Company Stockholder Approval”), (iii) the conversion of the Convertible Notes and cancellation of all Noteholder Warrants, in each case as contemplated by the Conversion Agreement, (iv) the customary bring-down of representations, warranties and covenants by the Company and Parent, and (v) the absence of any Material Adverse Effect (as defined in the Merger Agreement) since the signing date.

The Merger Agreement may be terminated by the Company or Parent as follows: (i) by mutual written consent of the Company and Parent, (ii) by either the Company or Parent if the Merger is not consummated on or prior to 5:00 p.m. Eastern Time on October 8, 2024 (the “End Date”), (iii) by either the Company or Parent if a final and nonappealable order by a governmental entity has been issued permanently restraining, enjoining, or otherwise prohibiting the consummation of the Merger, (iv) by either the Company or Parent if the other party has breached or failed to perform any of its representations, warranties, covenants, or agreements under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions), (v) by either the Company or Parent if, upon a vote taken thereon at a meeting of the stockholders of the Company, the Merger Agreement is not approved or adopted by the Company’s stockholders, (vi) by Parent in the event of an Adverse Company Board Recommendation Change (as defined in the Merger Agreement), or (vii) by the Company prior to obtaining the Company Stockholder Approval in order to accept a Superior Proposal (as defined below).

Upon termination of the Merger Agreement in accordance with its terms, under specified circumstances, including (i) termination by the Company to accept a Superior Proposal, (ii) termination by Parent upon an Adverse Company Board Recommendation Change prior to the Company obtaining the Company Stockholder Approval, or (iii) in certain other specified circumstances where the Company enters into an alternative acquisition within twelve (12) months after termination of the Merger Agreement, the Company will be required to pay Parent a fee of $1,173,544 (the “Company Termination Fee”).

During the period beginning upon the date of the Merger Agreement and continuing until 11:59 p.m. New York City time on thirtieth (30th) calendar day after the date of the Merger Agreement (the “Go-Shop Period”), the Company and its representatives have the right to solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, an alternative acquisition proposal, provide access to non-public information pursuant to an acceptable confidentiality agreement and engage or enter into, continue, or otherwise participate in any discussions or negotiations with respect to any acquisition proposal. Following the expiration of the Go-Shop Period, the Company will cease such activities, and be subject to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties and to provide non-public information to and engage in discussions with a third party in relation to an acquisition proposal, except that the Company may (i) continue to engage in the aforementioned activities with third parties from whom the Company has received an acquisition proposal during the Go-Shop Period that the Board has determined constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and has determined that the failure to take such actions would be inconsistent with the Board’s fiduciary duties and (ii) engage in discussions with and provide non-public information to third parties from whom the Company has received an unsolicited acquisition proposal that the Board has determined, after consultation with outside legal and financial advisors, constitutes or is reasonably likely to lead to a Superior Proposal and has determined that the failure to take such actions would be inconsistent with the Board’s fiduciary duties.

Prior to obtaining the Company Stockholder Approval, the Board may change its recommendation that stockholders vote to adopt the Merger Agreement (i) in response to any material change, event, effect, development or circumstance occurring or becoming known after the date of the Merger Agreement that (A) was not known or reasonably foreseeable to the Board on the date of the Merger Agreement (or, if known by the Board, the consequences of which were not known or reasonably foreseeable by the Board as of the date of the Merger Agreement) and (B) does not relate to (1) any acquisition proposal or any matter relating thereto, (2) changes in the stock price of the Company, in and of itself (provided that factors underlying such changes may be taken into account), (3) any breach by the Company of the Merger Agreement, (4) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date of the Merger Agreement (provided that factors underlying such changes may be taken into account), or (5) changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally (an “Intervening Event”) or (ii) if the Company has received an acquisition proposal involving more than fifty percent (50%) of the Company’s net revenues, net income or assets or fifty percent (50%) of any class or series of the Company’s outstanding securities that the Board determines in good faith (after consultation with its financial advisor) is reasonably capable of being consummated in accordance with its terms, taking into account all legal, regulatory, financial, timing, financing and other aspects thereof of and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Merger (a “Superior Proposal”) (in which case the Company may also terminate the Merger Agreement to enter into such Superior Proposal, subject to certain conditions including payment of the Company Termination Fee, as described above), if, in either case, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to change its recommendation in such circumstances would be inconsistent with its fiduciary duties under applicable law.

Before the Board may change its recommendation in connection with an Intervening Event or a Superior Proposal, or terminate the Merger Agreement to accept a Superior Proposal, the Company must provide Parent five (5) business days’ notice in the case of an Intervening Event or a Superior Proposal that the Board intends to effect such an Adverse Company Board Recommendation Change, during which period the Company will negotiate with Parent in good faith (to the extent requested by Parent) to enable Parent to propose adjustments to the terms and conditions of the Merger Agreement such that the failure to effect an Adverse Company Board Recommendation Change would no longer be inconsistent with the Board’s fiduciary duties under applicable law. Each time modifications to any material term of such alternative acquisition proposal determined to be a Superior Proposal are made, the Company must notify Parent of such modification and the notice period will be extended for three (3) business days from the date of such notification.

The foregoing description of the Merger Agreement and the Conversion Agreement does not purport to be complete and is qualified in its entirety by reference to the full texts of the Merger Agreement and Conversion Agreement, which are attached hereto as Exhibits 2.1 and 10.1, respectively, and incorporated herein by reference.

Voting Agreement

In connection with the Company, Parent and Merger Sub entering into the Merger Agreement, each of the current executive officers and directors of the Company (solely in their capacity as stockholders of the Company) and each of the Noteholders (together, the “Supporting Stockholders”) entered into a Voting Agreement with Parent on April 8, 2024 (the “Voting Agreement”). Pursuant to the Voting Agreement, in the absence of an Adverse Company Board Recommendation Change, each of the Supporting Stockholders agreed to vote his, her or its Shares in favor of the approval and adoption of the Merger Agreement and against any alternative acquisition proposal other than the Merger, and not to transfer the Shares beneficially owned by such Supporting Stockholder during the pendency of the Merger. The Supporting Stockholders own in the aggregate approximately 40% of the outstanding Shares, after giving effect to the conversion of the Convertible Notes. The Voting Agreement terminates upon, among other things, the termination of the Merger Agreement or the making of an Adverse Company Board Recommendation Change.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

The Merger Agreement, the Conversion Agreement and the Voting Agreement, and the above descriptions, have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company, Parent, or Merger Sub or any of their respective subsidiaries or affiliates. In particular, the assertions embodied in the representations, warranties, covenants, and agreements contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and are subject to limitations agreed upon by the parties to the Merger Agreement, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement and the other agreements have been made for the purposes of allocating risk between the parties to such agreements instead of establishing matters of fact, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, covenants, and agreements or any description thereof as characterizations of the actual state of facts or condition of the Company, Parent, or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, covenants, and agreements may change after the date of the Merger Agreement and the other agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties and the Merger that will be contained in, or incorporated by reference into, the definitive proxy statement that the Company will file in connection with the Merger as well as in the other filings that the Company makes with the U.S. Securities and Exchange Commission (the “SEC”).

Item 8.01	Other Events.

On April 9, 2024, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additional Information about the Proposed Merger Transaction and Where to Find It

This communication relates to the proposed merger transaction involving Inrad Optics Inc. (“Inrad”) and may be deemed to be solicitation material in respect of the proposed merger transaction. In connection with the proposed merger transaction, Inrad will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Inrad may file with the SEC or send to Inrad’s stockholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF INRAD ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INRAD, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. The proposed merger transaction will be submitted to Inrad’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed by Inrad with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Inrad with the SEC will also be available free of charge on Inrad’s website at www.inradoptics.com.

Participants in the Solicitation

Inrad and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Inrad’s stockholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of Inrad and their ownership of shares of Inrad’s common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 28, 2024 and in subsequent documents filed with the SEC, including the Proxy Statement. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the merger transaction, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Inrad generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. Inrad has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Inrad’s control. Inrad’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with Inrad’s ability to obtain the stockholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, (iv) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; and (v) those risks detailed in Inrad’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by Inrad from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Inrad cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Inrad undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Item 9.01	Financial Statements and Exhibits.

(d)	The following Exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated April 8, 2024, by and among Inrad Optics, Inc., Luxium Solutions, LLC and Indigo Merger Sub, Inc.*

10.1	Conversion and Cancellation Agreement, dated April 8, 2024, by and among Clarex Limited, Welland Limited, Inrad Optics, Inc. and Luxium Solutions, LLC.

10.2	Voting Agreement, dated April 8, 2024, by and among Luxium Solutions, LLC and the Specified Stockholders party thereto.

99.1	Press release, dated April 9, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INRAD OPTICS INC.

/s/ Theresa Balog
Name:	Theresa Balog
Title:	Chief Financial Officer

Dated: April 9, 2024